Exhibit 16.1

March 4, 2025

Securities and Exchange Commission

100 F Street N. E.

Washington, DC 20549

Commissioners:

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosure in the Form 6-K for the event that occurred on March 4, 2025 to be filled by WWC’s former client Ohmyhome Limited (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 6-K filling.

WWC has no basis to agree or disagree with any other part of the Form 6-K that pertains to statement not related to WWC.

Very truly yours,

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants